Contact: Kleyton Parkhurst, SVP
 ePlus inc.
 investors@eplus.com
 703-984-8150

ePlus Reports Fiscal Second Quarter 2010 Results

HERNDON, VA – November 5, 2009 – ePlus inc. (Nasdaq Global Market: PLUS), a leading provider of technology solutions, today announced financial results for its second quarter ending September 30, 2009, of fiscal year 2010.  Revenues totaled $172.7 million, a decrease of $24.1 million or 12.3%, as compared to $196.9 million in the second quarter of the prior fiscal year.  Net earnings totaled $5.0 million, or $0.58 per diluted share, as compared to $6.4 million, or $0.74 per diluted share in the second quarter of the prior fiscal year.  Revenues for the quarter ended September 30, 2009 include patent license and settlement income in the aggregate of $3.4 million.

On a sequential basis, revenues increased $20.3 million or 13.3%, as compared to $152.4 million in the fiscal first quarter of 2010, which ended June 30, 2009.  Net earnings increased $3.1 million or 163%, as compared to $1.9 million in the first quarter.  Earnings per diluted share increased $0.35 or 152%, as compared to $0.23 in the first quarter.

Phillip G. Norton, Chairman, President and Chief Executive Officer, said, “This quarter marked our second consecutive sequential improvement in total revenue, net income and earnings per share.  I believe one of the most important reasons ePlus has sustained profitability throughout the economic downturn is that our mix of technology sales, advanced engineering services, financing, and procurement automation services provides value for our customers who seek to reduce costs and increase efficiencies.  We remain focused on strengthening our customer value proposition, driving revenues, increasing margins and gaining market share.”

Sales of product and services during the fiscal second quarter totaled $157.3 million, a decrease of $22.2 million or 12.4%, as compared to $179.5 million in the second quarter of the prior fiscal year.  On a sequential basis, sales of product and services increased by $16.8 million or 12.0%, as compared to $140.5 million in the fiscal first quarter of 2010.  The gross profit margin on product and services during the fiscal second quarter increased approximately 60 basis points to 14.6%, as compared to 14.0% for the fiscal second quarter of 2009.  The increase in margin is primarily based on increased incentives provided by the Company’s vendors and the mix of products and services purchased by the Company’s customers.

Revenues generated in the financing business segment, which include primarily sales of leased equipment, lease revenues, and fee and other income, declined 34.3% to  $10.1 million for the quarter ended September 30, 2009 as compared to the quarter ended September 30, 2008 and were largely unchanged sequentially.  The decline in revenues in the financing business segment, compared to the prior year’s second quarter, is attributable to a smaller balance of investment in leases and leased equipment which generates less lease revenue, and a decline in sales of leased equipment which can vary from quarter to quarter based on the Company’s risk mitigation strategy.

During the quarter ended September 30, 2009, fee and other income decreased 20.2% to $2.4 million as compared to the prior fiscal year’s second quarter.  The decrease was primarily driven by decreases in software and related consulting revenue, agent fees from manufacturers and short-term investment income.  Patent settlement and licensing income was $3.4 million during the quarter ended September 30, 2009, while no income was recorded in the same period the prior fiscal year.

Selling, general and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, totaled $24.5 million in the fiscal second quarter of 2010, an increase of $256 thousand or 1.1%, as compared to $24.3 million in the fiscal second quarter of 2009.  On a sequential basis, selling, general and administrative expenses increased by $1.3 million or 5.5% compared to the fiscal first quarter of 2010.  The increased costs are attributable, in part, to higher legal expenses and fees associated with the patent litigation settlement and ongoing patent litigation expenses.

Interest and financing costs totaled $1.1 million in the fiscal second quarter of 2010, a decrease of $369 thousand or 25.2%, as compared to $1.5 million in the fiscal second quarter of 2009.  Non-recourse notes payable totaled $64.6 million at September 30, 2009, a decrease of 24.0%, as compared to $85.0 million at March 31, 2009.

As of September 30, 2009, cash and cash equivalents totaled $88.3 million, as compared to $107.8 million on March 31, 2009.  The reduction in cash is attributable, in part, to increases in accounts receivable from $82.7 million to $93.3 million due to a sequential increase in sales, and an increase in investments in leases and leased equipment from $119.3 million to $124.2 million, respectively, from March 31, 2009 to September 30, 2009, and a decrease in non-recourse notes payable from $85.0 million to $64.6 million from March 31, 2009 to September 30, 2009.

During the quarter ended September 30, 2009, the Company repurchased 14,858 shares of its outstanding common stock at an average cost of $15.37 per share for a total purchase price of $228 thousand.

Year-to-Date Results
For the six months ended September 30, 2009, revenues totaled $325.1 million, a decrease of $54.0 million or 14.2%, as compared to $379.1 million for the same period a year ago.  Net earnings totaled $6.9 million, or $0.81 per diluted share, as compared to $10.1 million, or $1.18 per diluted share, for the six months ended September 30, 2008.

Sales of product and services totaled $297.7 million, a decrease of $47.5 million or 13.8%, as compared to $345.3 million for the six months ended September 30, 2008. The gross profit margin increased approximately 70 basis points to 14.4%, as compared to 13.6% for the same period a year ago, primarily based on increased incentives provided by the Company’s vendors and the mix of products and services purchased by the Company’s customers.

Revenues generated in the financing business segment, which include primarily sales of leased equipment, lease revenues, and fee and other income, declined 32.6% to $20.3 million for the six months ended September 30, 2009 as compared to the six months ended September 30, 2008.  The decline in revenues in the financing business segment is attributable to a smaller balance of investment in leases and leased equipment which generates less lease revenue, and a decline in sales of leased equipment which can vary from quarter to quarter based on the Company’s risk mitigation strategy.

During the six months ended September 30, 2009, fee and other income decreased 27.7% to $4.8 million, as compared to the same period the prior fiscal year. The decrease was primarily driven by decreases in software and related consulting revenue, agent fees from manufacturers and short-term investment income.  Patent settlement and licensing income was $3.4 million during the six months ended September 30, 2009, while no income was recorded in the same period the prior fiscal year.

Selling, general and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, totaled $47.8 million, a decrease of $2.3 million or 4.6%, as compared to $50.1 million in the six months ended September 30, 2008.  The improvement reflects the Company’s ongoing cost containment efforts offset, in part, by increased costs for higher legal expenses and fees associated with the patent litigation settlement and ongoing patent litigation expenses.

During the six months ended September 30, 2009, the Company repurchased 15,795 shares of its outstanding common stock at an average cost of $15.11 per share for a total purchase price of $239 thousand.  Since the inception of its initial repurchase program on September 20, 2001, as of September 30, 2009, the Company has repurchased 3,431,449 shares of our outstanding common stock at an average cost of $10.92 per share for a total purchase price of $37.5 million.

Percentage changes stated throughout this press release are calculated on rounded numbers from the Company’s financial statements (which are stated in thousands of dollars), not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and the Company’s Form 10-Q for the quarter ended September 30, 2009.  Copies are available via the Company’s website at:  http://www.eplus.com, via the SEC’s website at: http://www.sec.gov, or by contacting the Company.

Conference Call Information
ePlus will host a conference call at 11:00 a.m. Eastern on Monday, November 9, 2009. To participate in the call, please dial toll-free 888-224-1075 (international participants may dial  913-312-1462) and reference access code 4642097 or “ePlus inc. Earnings Results”.  A live webcast will be available via the Company’s investor relations website at: www.eplus.com.

A replay of the teleconference will be accessible through November 16, 2009.  To access the replay, please call (toll free) 888-203-1112 or (toll) 719-457-0820 and reference access code 4642097.  The webcast will also remain available for replay via the Company’s investor relations website.

Forward-Looking Statements
Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers’ delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; a decrease in the capital spending budgets of our customers; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.
ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 20+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.  For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

 ePlus Reports Fiscal Second Quarter 2010 Results

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	As of		As of
	September 30, 2009		March 31, 2009
		(in thousands)

ASSETS

Cash and cash equivalents	$88,343		$107,788
Accounts receivable, net of allowance for doubtful	93,317		82,734
Notes receivable	2,128		2,632
Inventories	11,745		9,739
Investment in leases and leased equipment - net	124,219		119,256
Property and equipment - net	2,714		3,313
Other assets	20,393		16,809
Goodwill	21,601		21,601
TOTAL ASSETS	$364,460		$363,872

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable - equipment	$8,161		$2,904
Accounts payable - trade	13,670		18,833
Accounts payable - floor plan	50,711		45,127
Accrued expenses and other liabilities	36,850		33,588
Income taxes payable	3,338		912
Recourse notes payable	102		102
Nonrecourse notes payable	64,571		84,977
Deferred tax liability	2,957		2,957
Total Liabilities	180,360		189,400

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-		-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,854,479 issued and 8,423,030 outstanding at September 30, 2009 and 11,504,167 issued and 8,088,513 outstanding at March 31, 2009	118		115
Additional paid-in capital	82,774		80,055
Treasury stock, at cost, 3,431,449 and 3,415,654 shares, respectively	(37,468)		(37,229)
Retained earnings	138,351		131,452
Accumulated other comprehensive income - Foreign currency translation adjustment	325		79

Total Stockholders' Equity	184,100		174,472
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$364,460		$363,872

 ePlus Reports Fiscal Second Quarter 2010 Results

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands, except share amounts)
REVENUES

Sales of product and services	$157,271	$179,491	$297,721	$345,250
Sales of leased equipment	788	2,182	2,276	3,447
	158,059	181,673	299,997	348,697

Lease revenues	8,884	12,211	16,959	23,836
Fee and other income	2,372	2,974	4,779	6,611
Patent license and settlement income	3,400	-	3,400	-

TOTAL REVENUES	172,715	196,858	325,135	379,144

COSTS AND EXPENSES

Cost of sales, product and services	134,360	154,414	254,931	298,131
Cost of sales, leased equipment	779	2,034	2,189	3,260
	135,139	156,448	257,120	301,391

Direct lease costs	3,142	3,833	5,690	7,627
Professional and other fees	2,657	1,808	4,474	4,353
Salaries and benefits	18,256	18,672	36,181	38,136
General and administrative expenses	3,624	3,801	7,130	7,589
Interest and financing costs	1,098	1,467	2,403	2,952

TOTAL COSTS AND EXPENSES	163,916	186,029	312,998	362,048

EARNINGS BEFORE PROVISION FOR INCOME TAXES	8,799	10,829	12,137	17,096

PROVISION FOR INCOME TAXES	3,801	4,409	5,238	6,983

NET EARNINGS	$4,998	$6,420	$6,899	$10,113

NET EARNINGS PER COMMON SHARE - BASIC	$0.61	$0.77	$0.84	$1.22
NET EARNINGS PER COMMON SHARE - DILUTED	$0.58	$0.74	$0.81	$1.18

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	8,331,302	8,299,496	8,239,995	8,276,650
WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	8,547,616	8,622,562	8,480,516	8,597,896